Exhibit 99.1

China Shenghuo Reports Unaudited Financial Results
For the Third Quarter of 2009

KUNMING, China, November 16, 2009 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex Equities: KUN) (“China Shenghuo” or the “Company”), which is engaged in the research, development, manufacture, and marketing of pharmaceutical, nutritional supplement and cosmetic products in the People’s Republic of China (“PRC”), today reported unaudited financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Financial Highlights

•	Total revenues increased by 45% year-over-year to $10.56 million
•	Gross margin decreased to 72.08% from 72.89% in the same period of 2008
•	Net cash provided by operations was $0.88 million compared with negative cash flow of $0.23 million for the nine months ended September 30, 2009 and 2008, respectively.

Mr. Gui Hua Lan, Chief Executive Officer of China Shenghuo, commented, “Sales for the three months ended September 30, 2009 was approximately $10.56 million, an increase by 45.00 % from $7.28 million for the three months ended September 30, 2008. The increase in sales was primarily due to the Company’s implementation of a new sales policy that has stimulated the enthusiasm of sales representatives, resulted in the increased sales of products. Our primary products, Xuesaitong Soft Capsules and the innovative 12 Ways cosmetic products continued to produce meaningful growth in a difficult market environment.”

Third Quarter 2009 Financial Results

Revenues for the third quarter of 2009 increased by 45% to $10.56 million compared to $7.28 million for the same period in 2008. The increase in revenues was primarily due to the Company’s implementation of a new sales policy that has stimulated the enthusiasm of sales representatives and resulted in increased sales of products.

Gross margin for the third quarter of 2009 increased by 43.41% to $7.61 million from $5.30 million for the same period in 2008. Gross margin for the three months ended September 30, 2009 was 72.09%, compared with 72.89% for the same period in 2008. The decrease in gross margin percentage was primarily due to the increasing price of raw material.

Selling expense for the third quarter of 2009 was $6.99 million compared with $2.99 million for the same period of 2008. The primary reason for the increase in selling expenses was the change in our marketing policy. Our main product has been sold to patients through hospitals, which customer relationships were cultivated by sales representatives. However, we believe it is in our long-term best interest to grow our operations through the over-the-counter (“OTC”) market, which we anticipate will produce higher profit margins. Accordingly, we began developing the OTC market in 2009 and as of September 30, 2009, revenue from the OTC market comprises approximately 10% of the total sales revenue for Medicine. As of September 30, 2009, we estimate that our expenditures for developing the Company’s presence in the OTC market through such in 2009 are approximately RMB 10 million and that we will have to dedicate significant funds in the future to continue to develop in the OTC market. Although we are focusing our operations on the OTC market, we have adopted a policy to absorb a significantly higher percentage of costs incurred by our sales representatives than in the past in order to foster their cooperation in developing the OTC market. The costs being borne by us with respect to developing the OTC market are being accrued in selling expenses.

The Company reimburses the sales representatives their selling and marketing expenses when they submit the appropriate documentation to be reimbursed and their sales are collected. The accrued selling expenses are due within one to six months. The Company reimburses the sales representatives their accrued selling expenses when related accounts receivable are collected.

General and administrative expenses decreased by 41.53% to $1.06 million in the third quarter of 2009 compared with $1.82 million for the same period in 2008, primarily due to (i) reduction of the professional service fee relating to maintain our status as a public company with its securities traded on a U.S. national exchange; and (ii) our strengthened budget control over expense disbursements to reduce unnecessary expense.

Loss from operations for the third quarter of 2009 was $0.45 million compared with operating income of $0.43 million for the same period of 2008.

Net (Loss) Income attributable to shareholders for the third quarter of 2009 was $0.03 million, or $ (0.00) per basic and diluted share. This compares to a net income of $0.15 million, or $ 0.01 per basic and diluted share for the same period of 2008.

Balance Sheet

As of September 30, 2009, the Company’s total cash and cash equivalents amounted to $2.72 million as compared with $1.6 million as of December 31, 2008. Total shareholders’ equity amounted to $0.56 million as of September 30, 2009.

Drugs Pipeline

China Shenghuo has a number of drugs currently in phase II clinical trials with the State Food and Drug Administration (SFDA) for prescription use. The Company’s drug portfolio development strategy mainly focuses on three major markets – cardio- and cerebro-vascular diseases, peptic ulcer diseases and general health products. Below is the list of drugs and their anticipated SFDA approval timetable:

Drugs Name	Intended Use	Anticipated Approval Year

Levofloxacin Hydrochloride Soft Capsule	Antibiotic applications	2010

Dencichine Hemostat	Anti-hemorrhagic applications	2012
Wei Dingkang Soft Capsule	Peptic ulcer	2011

Business Update

Mr. Lan concluded, “Strong product-development capabilities, existing product pipelines and those products entering into clinical-research stages are helping to generate meaningful year-over-year top-line growth as we continue our efforts on expanding market share in the vast cardio- and cerebro-vascular market. On the other hand, we believe it is in our best-long term interest to grow our operations through the over-the-counter (“OTC”) market, which will produce higher profit margins. We therefore began developing the OTC market in 2009 and we can expect a further expansion of OTC market in the fourth quarter of this year since we have achieved remarkable results so far. In addition, our 12 Ways cosmetics products give us greater revenue diversification that we did not have before. We are building a solid foundation which will help us to increase profitability and increase shareholder value going forward.”

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikstan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company’s financial statements; the Company’s ability to refinance or repay loans received; the Company’s uncertain business condition; the Company’s continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company’s internal controls over financial reporting; the Company’s reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company’s business, including possible contract cancellation; the Company’s ability to develop and market new products; the Company’s ability to establish and maintain a strong brand; the Company’s continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company’s intellectual property rights; market acceptance of the Company’s products; changes in the laws of the People’s Republic of China that affect the Company’s operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company’s operations; general economic conditions; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Miss Shujuan Wang
Director of Securities Affairs Department
Email: wangshujuan@chinashenghuo.net

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008

	Unaudited	Audited

Assets:

Current Assets:

Cash and cash equivalents	$2,723,716	$1,612,054
Accounts and notes receivable, less allowance for doubtful accounts of $1,650,774 and $4,834,745, for 2009 and 2008, respectively	13,721,541	9,108,703

Other receivables, less allowance for doubtful accounts of $2,495,914 and $2,955,516, respectively	7,212,920	8,637,653
Advances to suppliers	271,132	446,168

Inventories, net of allowance for obsolescence of $148,335 and $147,978, respectively	3,485,225	4,287,462
Receivables from related parties	164,044	-
Other current assets	10,543	41,177

Total Current Assets	27,589,121	24,133,217

Property, plant and equipment, net of accumulated depreciation of $5,761,407 and $5,341,933, respectively	7,345,163	7,581,664
Intangible assets, net of accumulated amortization of $186,951 and $71,456, respectively	1,134,697	665,959
Deferred tax assets	401,300	-
Long-term other receivables, less allowance for doubtful accounts of nil and $664,532, respectively	-	663,433

	$36,470,281	$33,044,273

See notes to consolidated financial statements.

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUTED)

	September 30, 2009	December 31, 2008

	Unaudited	Audited

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$3,228,171	$1,293,460
Other payables and accrued expenses	8,143,224	2,721,082
Deposits	6,379,811	5,550,502
Payables to related parties	-	148,575
Short-term notes payable	5,337,043	9,850,211
Advances from customers	1,304,861	222,609
Taxes and related payables	1,440,571	1,236,574
Current portion of long-term notes payable	3,802,504	3,245,685

Total Current Liabilities	29,636,185	24,268,698

Long-term notes payable	6,435,006	1,131,193

Total Liabilities	36,071,191	25,399,891

Equity:
Common stock, par value $0.0001; 100,000,000 shares authorized; 19,679,400 shares outstanding, both periods	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Statutory reserves	147,023	147,023
Accumulated deficit	(7,372,543)	(603,572)
Accumulated other comprehensive income	1,587,438	1,656,812

Total shareholder’s equity	557,813	7,396,158
Noncontrolling interest	(158,723)	248,224
Total equity	399,090	7,644,382

	$36,470,281	$33,044,273

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME/(LOSS)

	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008

	Unaudited	Unaudited	Unaudited	Unaudited
Sales	$10,558,218	$7,281,384	$25,459,077	$21,359,149
Cost of Sales	2,947,511	1,973,865	7,643,566	7,061,446

Gross Margin	7,610,707	5,307,519	17,815,511	14,297,703

Operating Expenses:
Selling expenses	6,988,017	2,989,486	19,604,857	8,666,561
General and administrative expenses	1,063,981	1,819,573	5,230,722	7,001,410
Research and development expenses	10,534	66,052	24,455	255,241

	8,062,532	4,875,111	24,860,034	15,923,212

(Loss)/Income from Operations	(451,825)	432,408	(7,044,523)	(1,625,509)

Other Income/(Expense):
Interest income	1,349	588	2,661	5,701

Income from research and development activities	49,723	5,745	194,902	344,370
Interest expense	(184,228)	(272,002)	(704,242)	(963,198)
Non-operating expenses	(2,847)	(330)	(22,038)	(138,812)

	(136,003)	(265,999)	(528,717)	(751,939)

(Loss)/Income Before Income Tax (Expense) Benefit and Non-controlling Interest	(587,828)	166,409	(7,573,240)	(2,377,448)
Income tax benefit/(expense)	401,012	(4,471)	401,012	(4,484)

Net (Loss)/Income	(186,816)	161,938	(7,172,228)	(2,381,932)
Net loss/(income) attributable to noncontrolling interest	154,892	(7,652)	403,257	146,089

Net (Loss)/Income Attributable to Shareholders	$(31,924)	$154,286	$(6,768,971)	$(2,235,843)

Basic and Diluted Earnings/(Loss) per Share	$(0.00)	$0.01	$(0.34)	$(0.11)

Weighted-average Number of Shares Outstanding-Basic and Diluted	19,679,400	19,679,400	19,679,400	19,679,400

Comprehensive (Loss)/Income:

Net (Loss)/Income	(186,816)	161,938	(7,172,228)	(2,381,932)
Foreign currency translation adjustment	(76,185)	54,116	(73,064)	744,189
Comprehensive (Loss)/Income	$(263,001)	$216,054	$(7,245,292)	$(1,637,743)

Comprehensive (Loss)/Income attributable to noncontrolling interest	$158,739	$(10,385)	$406,947	$108,507

Comprehensive (Loss) Income Attributable to Shareholders	$(104,262)	$205,669	$(6,838,345)	$(1,529,236)

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,

	2009	2008

	Unaudited	Unaudited
Cash Flows from Operating Activities:
Net loss	$(6,768,971)	$(2,235,843)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	542,040	619,402
Deferred income taxes	(401,012)	-
Non-controlling interest in loss of subsidiaries	(403,257)	(146,089)
Allowance for doubtful accounts	1,454,131	3,596,319
Change in current assets and liabilities:
Accounts and notes receivable	(5,749,846)	(919,991)
Other receivables	1,783,691	(1,465,805)
Advances to suppliers	175,993	(60,460)
Inventories	812,063	333,486
Other current assets	30,709	143,282
Accounts payable	1,930,185	655,989
Accrued expenses and deposits	6,191,182	(538,712)
Advances from customers	1,080,935	119,991
Taxes and related payables	200,851	(334,217)

Net Cash Provided by (Used in) Operating Activities	878,694	(232,648)

Cash Flows from Investing Activities:
Capital expenditures	(738,350)	(218,780)
Receivables from related parties	(163,926)	(3,957)

Net Cash Used in Investing Activities	(902,276)	(222,737)

Cash Flows from Financing Activities:
Payables to related parties	(181,445)	87,385
Proceeds from short and long-term notes payable	21,227,417	5,715,216
Payments on short and long-term notes payable	(19,915,434)	(7,215,461)

Net Cash Provided by (Used in) Financing Activities	1,130,538	(1,412,860)

Effect of foreign currency exchange rate fluctuation on Cash and Cash Equivalents	4,706	148,328

Net Change in Cash and Cash Equivalents	1,111,662	(1,719,917)
Cash and Cash Equivalents at Beginning of Period	1,612,054	2,800,641

Cash and Cash Equivalents at End of Period	$2,723,716	$1,080,724

Supplemental Information
Cash paid for interest	$704,242	$963,198
Cash paid for income taxes	$-	$-